NEWS RELEASE FOR IMMEDIATE RELEASE

BRIGHAM EXPLORATION ANNOUNCES 2008 CAPITAL BUDGET

Austin, TX - February 6, 2008 -- Brigham Exploration Company (NASDAQ:BEXP) announced its Board of Directors has approved a $134.4 million capital expenditure budget for 2008.

2008 CAPITAL SPENDING PLAN

We currently plan to spud 33 wells in 2008 with an average working interest of 54%. Approximately $102.6 million, or 76%, of our 2008 capital budget will fund drilling expenditures, which represents an approximate 6% increase compared to 2007. We estimate that we will operate 93% of our 2008 drilling capital expenditure budget and that 71% of 2008 drilling capital expenditures will be allocated to development drilling while 29% will be allocated to exploration drilling. Additionally, we estimate that we will spend approximately $31.2 million in 2008 to develop our proved undeveloped reserves at December 31, 2007. Our budgeted capital expenditure program for 2008 is as follows:

(In millions)

Drilling	$102.6
Net land and seismic	18.3
Exploration and development capital expenditures	$120.9
Capitalized interest and G&A	12.8
Other non-oil & gas assets	0.7
Total	$134.4

The amount and allocation of actual capital expenditures will depend upon a number of factors, including the impact of oil and gas prices, variances in drilling and service costs, the timing of our drilling wells and variances in forecasted production.

ROCKY MOUNTAINS

Approximately $52.4 million, or 43%, of our 2008 exploration and development capital expenditures are expected to be allocated to our Rocky Mountain province. Approximately $41.0 million, or 78%, of this capital will be allocated to drill 17 wells in the Williston Basin with an anticipated 35% net working interest, to complete wells that were in progress at year-end 2007 and for other various exploration and development activities. Of the 17 wells we currently expect to drill in 2008, 16 are expected to be Bakken wells and one is expected to be a Red River well. In 2008, we plan to spend approximately $11.4 million, or 22%, of this capital on land and seismic activities.

ONSHORE GULF COAST

Approximately $51.7 million, or 43%, of our 2008 exploration and development capital expenditures are expected to be allocated to our Onshore Gulf Coast province. Approximately $48.1 million, or 93%, of this capital is expected to be allocated to drill 11 wells with an average net working interest of 71%, to drill and complete several wells that were in progress at December 31, 2007 and for other various exploration and development activities. In 2008, we anticipate spending approximately $3.6 million, or 7%, or this capital on land and seismic activities.

Approximately 68% of Onshore Gulf Coast drilling capital is anticipated to be allocated to development activities. Our 2008 development activities are expected to consist of four Vicksburg wells, one Southern Louisiana well, one Frio well and for other development activities.

Approximately 32% of Onshore Gulf Coast drilling capital is anticipated to be allocated to exploration activities. Our 2008 exploration activities are expected to consist of one Vicksburg well, four Southern Louisiana wells and to complete a Southern Louisiana well that was in progress at year-end.

ANADARKO BASIN

Approximately $13.6 million, or 11%, of our 2008 exploration and development capital expenditures will be allocated to our Anadarko Basin province. Approximately $11.7 million, or 86%, of this capital will be allocated to drill five wells with an average net working interest of 76% and for other various exploration and development activities. In 2008, we anticipate spending approximately $1.9 million, or 14%, of this capital on land and seismic activities.

Approximately 62% of Anadarko Basin drilling capital is expected to be allocated to development activities, which include one Hunton well, one Springer Channel well, one Springer Bar well, one other Anadarko Basin well and for other various development activities.

Approximately 38% of Anadarko Basin drilling capital is expected to be allocated to drill one Hunton exploration well.

WEST TEXAS AND OTHER

Approximately $3.2 million, or 3%, of our 2008 exploration and development capital expenditures are allocated to our West Texas and Other province. Approximately 56% of this capital will be allocated to complete one exploratory well that was in progress at December 31, 2007 and for other various exploration and development activities. In 2008, we anticipate spending approximately $1.4 million, or 44%, of this capital on land and seismic activities.

MANAGEMENT COMMENTS

Bud Brigham, the Chairman and CEO, stated, “In recent years, we made very substantial long term investments, including significant expenditures in land, 3-D seismic, and essentially ‘R&D’ drilling in emerging unconventional plays. These investments began to pay dividends for us in 2007, and we’re confident they will continue to blossom for us in 2008 and subsequent years. Specifically, our recent progress in the Williston Basin Bakken play provides us with the potential to develop a very deep inventory of low risk, predominantly oil, drilling projects with potentially very strong returns. We’re excited about the opportunity these projects provide to complement our conventional drilling in the Vicksburg, Southern Louisiana, and the Anadarko Basin, potentially providing a smoother, more predictable and consistent growth profile for our shareholders.”

ABOUT BRIGHAM EXPLORATION

Brigham Exploration Company is a leading independent exploration and production company that applies 3-D seismic imaging and other advanced technologies to systematically explore and develop onshore domestic natural gas and oil provinces. For more information about Brigham Exploration, please visit our website at www.bexp3d.com or contact Investor Relations at 512-427-3444.

FORWARD LOOKING STATEMENT DISCLOSURE

Except for the historical information contained herein, the matters discussed in this news release are forward looking statements within the meaning of the federal securities laws. Important factors that could cause our actual results to differ materially from those contained in the forward looking statements include our growth strategies, our ability to successfully and economically explore for and develop oil and gas resources, anticipated trends in our business‚ our liquidity and ability to finance our exploration and development activities‚ market conditions in the oil and gas industry‚ our ability to make and integrate acquisitions, the impact of governmental regulation and other risks more fully described in the company's filings with the Securities and Exchange Commission. Forward-looking statements are typically identified by use of terms such as “may,” “will,” “expect,” “anticipate,” “estimate” and similar words, although some forward-looking statements may be expressed differently. All forward looking statements contained in this release, including any forecasts and estimates, are based on management's outlook only as of the date of this release, and we undertake no obligation to update or revise these forward looking statements, whether as a result of subsequent developments or otherwise.

Contact:	Rob Roosa, Finance Manager (512) 427-3300